Exhibit 99.4


                        [LETTERHEAD OF RAMP CORPORATION]


FOR IMMEDIATE RELEASE                       Contacts:         Investors
                                                              ---------
October 19, 2004                                              Andrew Brown
                                                              212/440-1548

                      Ramp Announces Financial Transactions
                      -------------------------------------

Warrants Modified and Exercised Resulting in $250K Investment and $982K of Debt Reduction

New York, NY - Ramp Corporation [AMEX: RCO] today announced that it has entered into a number of financial transactions with its existing convertible note holders, the result of which was a reduction in debt of $982K and an additional capital infusion to Ramp of $250K. To effect these transactions and to induce the note holders to exercise their warrants, an aggregate of 54.6 million warrants were modified from exercise prices ranging from $0.11 to $0.40, to an exercise price of $0.0325 per share. Ramp, through its wholly-owned HealthRamp subsidiary, markets CareGiver, a comprehensive solution for the long term care industry that allows facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser.

"The exercise of these warrants helps to reduce our debt and aids us in our financial restructuring. We are working towards improving the financial position of Ramp, which we believe will significantly improve our overall business development efforts and business prospects," stated Ramp CEO and President, Andrew Brown.

Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint suite of technologies. CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp's products enable communication of value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp can be found at www.Ramp.com.

                                      # # #

Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.